EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 2, 2018

TANDY LEATHER FACTORY REPORTS POSITIVE 1ST QUARTER RESULTS
Sales improved 0.7% and Earnings improved 3.4%

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the first quarter ended March 31, 2018.  A conference call will be conducted by senior management at 10:00 am Eastern Time on May 3, 2018.  Dial-in details have been provided previously and are included below for reference.

•	Net sales increased 0.7% to $20.3 million, compared to prior year's $20.2 million (consolidated same store sales decreased 0.9%, while new stores added $0.3 million of sales).
•	Gross profit margin improved to 63.3% compared to prior year's 61.0%.
•	Operating income increased 1.8% to approximately $1.8 million from $1.7 million in the prior year.
•	Diluted EPS was $0.14 compared to prior year's $0.13.

"We were fairly pleased with this quarter's performance, as we achieved both top line and bottom line improvements," commented Shannon Greene, Chief Executive Officer.  "While it's good news, there is still much work to be done to drive sustainable growth in traffic and sales to reach our 2020 financial targets.  We remain focused on sales expansion and cost controls to continue the trend of improvement."

Sales from the North America division, consisting of all stores in the US and Canada, increased $86,000 to $19.3 million in the first quarter, up 0.4% from last year's first quarter sales of $19.2 million.  The sales increase in North America was driven by new stores, offset by a 1.2% decline in same store sales.  International, consisting of four stores outside of North America, added sales of $972,000 for the quarter, a 5.8% increase from last year's first quarter sales of $918,000.  The sales increase in International was primarily due to foreign currency exchange, as sales in local currency were relatively flat.

Consolidated gross profit margin increased from 61.0% in the first quarter of 2017 to 63.3% in the first quarter of 2018, primarily due to customer and product mix.  Operating expenses increased $525,000 in the first quarter of 2018 to $11.1 million compared to $10.5 million in the first quarter of 2017, increasing as a percentage of sales from 52.4% in 2017 to 54.6% in 2018.  Significant increases in operating expenses relate to personnel and occupancy costs for the three new stores that have opened since the first quarter of last year, as well as personnel and travel costs for the twelve district managers, many of whom had not yet been placed until March and April 2017.

Our effective tax rate for the quarter was 27%, which was higher than the estimated 21% in prior guidance.  Changes to the tax rate include the addition of the new global foreign income provision, the loss of the domestic production deduction, and a lower than expected deferred tax benefit.   Additionally, we have not fully completed our accounting for the income tax effects of the Tax Act and during the three months ended March 31, 2018, we have made no adjustments to the provisional amounts recorded at December 31, 2017.  Any adjustments to the provisional amounts recorded at December 31, 2017 will be reflected upon the completion of our accounting for the Tax Act which is expected by the third quarter of 2018.  At this time, our guidance range for full year 2018 EPS remains unchanged.

Consolidated net income for the quarter ended March 31, 2018 was $1.3 million compared to $1.2 million for the first quarter of 2017, an increase of 3.4%.

At March 31, 2018, inventory equaled $36.8 million, with an average inventory per store of $187,000 (excluding inventory at our home office manufacturing and distribution center and in-transit inventory), compared to $176,000 per store at December 31, 2017.  Overall, inventory levels decreased $0.5 million since December 31, 2017, mostly at our home office manufacturing and distribution center, while our inventory levels at the stores increased as we stocked up following the holiday season.  Cash on hand totaled $19.3 million, an increase of $0.9 million, over December 31, 2017 cash levels.

Tina Castillo, Chief Financial Officer added, "Our first quarter results reflect a positive start to 2018.  In addition, during this first quarter, we were successful in repurchasing 72,400 TLF shares, at an average price of $7.47.   This buyback was funded with proceeds from our line of credit. We look forward to building on our momentum as we progress through 2018."

Conference Call Information
A conference call will be conducted by senior management at 10:00 a.m. Eastern Time on May 3, 2018 and will be accessible to the public by calling 877-312-5524 or 253-237-1144.  Callers should dial in approximately 5 minutes before the call begins. A conference call replay will be available through 1:00 p.m. Eastern Time on May 8, 2018 and can be accessed by calling 855-859-2056 or 404-537-3406.  For both, reference conference ID number 2257189.  This call will be webcast and can be accessed at the company's web site at www.tandyleather.com.
Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 115 North American stores located in 42 US states and 7 Canadian provinces, and four International stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3200 or tcastillo@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 03/31/18		Quarter Ended 03/31/17
	Sales	Income from Operations	Sales	Income from Operations
North America	$19,317,260	$1,830,659	$19,231,714	$1,811,563
International	971,658	(61,698)	918,131	(74,072)
Total Operations	$20,288,918	$1,768,961	$20,149,845	$1,737,491

North America	Quarter Ended 03/31/18		Quarter Ended 03/31/17
	# of stores	Sales	# of stores	Sales
Same store sales	112	$18,999,312	112	$19,231,714
New store sales	3	317,948		-
Total Sales – North America	115	$19,317,260	112	$19,231,714

International – there were no new stores or closed stores for the three months ended March 31, 2018 and 2017, so total sales are equal to same store sales.

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	3/31/18	12/31/17
ASSETS
CURRENT ASSETS:
Cash	$19,252,878	$18,337,258
Accounts receivable-trade, net of allowance for doubtful accounts
of $16,075 and $10,637 in 2018 and 2017, respectively	503,322	461,212
Inventory	36,771,860	37,311,197
Prepaid income taxes	-	41,307
Prepaid expenses	1,576,205	1,473,147
Other current assets	78,412	189,029
Total current assets	58,182,677	57,813,150

PROPERTY AND EQUIPMENT, at cost	27,403,608	27,218,481
Less accumulated depreciation and amortization	(12,162,066)	(11,750,639)
	15,241,542	15,467,842

DEFERRED INCOME TAXES	265,456	271,738
GOODWILL	960,353	962,949
OTHER INTANGIBLES, net of accumulated amortization of
$711,000 and $710,000 in 2018 and 2017, respectively	18,667	19,222
OTHER ASSETS	379,292	379,695
	$75,047,987	$74,914,596

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,419,505	$1,413,450
Accrued expenses and other liabilities	3,875,349	4,953,477
Income tax payable	105,176	-
Current maturities of long-term debt	1,153,931	614,311
Total current liabilities	6,553,961	6,981,238

DEFERRED INCOME TAXES	1,581,178	1,636,958

LONG-TERM DEBT, net of current maturities	6,758,739	6,757,419

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,330,340 and 11,313,692 shares issued at 2018 and 2017,
9,215,110 and 9,270,862 outstanding at 2018 and 2017, respectively	27,193	27,153
Paid-in capital	6,860,200	6,831,271
Retained earnings	65,026,552	63,921,244
Treasury stock at cost (2,115,230 and 2,042,830 shares at 2018 and 2017, respectively)	(10,819,524)	(10,278,584)
Accumulated other comprehensive income	(940,312)	(962,103)
Total stockholders' equity	60,154,109	59,538,981
	$75,047,987	$74,914,596

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31

2018	2017

NET SALES	$20,288,918	$20,149,845
COST OF SALES	7,445,956	7,863,800
Gross profit	12,842,962	12,286,045

OPERATING EXPENSES	11,074,001	10,548,554
INCOME FROM OPERATIONS	1,768,961	1,737,491

OTHER (INCOME) EXPENSE:
Interest expense	64,642	36,344
Other, net	(38,872)	(2,651)
Total other (income) expense	25,770	33,693

INCOME BEFORE INCOME TAXES	1,743,191	1,703,798

PROVISION FOR INCOME TAXES	469,572	472,533

NET INCOME	$1,273,619	$1,231,265

NET INCOME PER COMMON SHARE:
BASIC	$0.14	$0.13
DILUTED	$0.14	$0.13

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
BASIC	9,264,446	9,308,726
DILUTED	9,264,811	9,330,919

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,273,619	$1,231,265
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	465,522	458,118
Loss on disposal or abandonment of assets	798	335
Non-cash stock-based compensation	28,969	44,794
Deferred income taxes	(49,498)	(103,187)
Foreign currency translation	24,388	344,789
Net changes in assets and liabilities:
Accounts receivable-trade, net	(42,110)	36,292
Inventory	539,337	(1,204,464)
Prepaid expenses	(103,058)	(101,357)
Other current assets	110,617	(126,374)
Accounts payable-trade	6,055	802,561
Accrued expenses and other liabilities	(1,246,439)	(1,717,366)
Income taxes payable	146,483	489,836
Total adjustments	(118,936)	(1,076,023)
Net cash provided by operating activities	1,154,683	155,242

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(240,020)	(599,757)
Increase (decrease) in other assets	957	(10,578)
Net cash used in investing activities	(239,063)	(610,335)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable and long term debt	540,940	-
Repurchase of common stock (treasury stock)	(540,940)	-
Net cash used in financing activities	-	-

NET INCREASE (DECREASE) IN CASH	915,620	(455,093)

CASH, beginning of period	18,337,258	16,862,304

CASH, end of period	$19,252,878	$16,407,211

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$64,642	$36,344
Income tax paid during the period, net of (refunds)	$372,587	$17,303